A Special Meeting of Shareholders of the ING Pilgrim Global Income Fund (the "Fund") was held on July 21, 2000, for the purpose of:

(1) approving a new investment management agreement between the Fund and ING Pilgrim Investments, Inc. (For: 2,494,958, Against or withheld: 32,717);

(2) electing eleven (11) new Trustees to hold office until the election and qualification of their successors (For: 31,134,375, Against or withheld:
2,412,105);

(3) ratifying the selection of KPMG LLP as the Fund's independent public accountant (For: 2,526,321, Against or withheld: 13,870);

(4) approving a new service and distribution plan for the Fund (For: 2,144,034, Against or withheld: 23,453); and

(5) approving amended and restated Declaration of Trust (For: 2,147,245, Against or withheld: 19,161).

The following Trustees were elected at the Special Meeting of Shareholders and are currently Trustees of the Fund: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.